Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 13, 2016 with respect to the AccuShares S&P GSCI Crude Oil Excess Return Fund and AccuShares Trust I, in Pre-Effective Amendment No. 2 of the Registration Statement (Form S-1 No. 333-204416) and related prospectus of AccuShares Trust I dated June 13, 2016.

/s/ Ernst & Young LLP

New York, New York

June 13, 2016